Synergy Financial Group, Inc. Announces Third Quarter, 2005 Earnings

CRANFORD, N.J., Oct. 26 -- John S. Fiore, President and Chief Executive Officer of Synergy Financial Group, Inc. (Nasdaq: SYNF) (the "Company"), the holding company of Synergy Bank and Synergy Financial Services, Inc., today announced net income for the three-month period ended September 30, 2005 of $1.108 million, or $0.10 per diluted share, compared to $1.094 million, or $0.09 per diluted share, for the same period last year. Net income for the nine-month period ended September 30, 2005 was $3.333 million, or $0.29 per diluted share. This represents an increase of $324,000, or 10.8%, from the $3.009 million, or $0.27 per diluted share, reported for the same nine-month period of 2004.

Total assets reached $945.6 million on September 30, 2005, an increase of 9.9%, or $84.9 million, from $860.7 million on December 31, 2004. The increase was primarily attributable to an increase of $129.1 million in net loans, partially offset by a decline of $50.3 million in investment securities.

Net loans increased 23.0%, to $690.8 million on September 30, 2005, from $561.7 million on December 31, 2004. On September 30, 2005, total loans were comprised of 33.3% in non- residential and multi-family mortgage loans, 27.4% in consumer loans, 18.4% in single-family real estate loans, 16.5% in home equity loans, 3.2% in commercial and industrial loans and 1.2% in construction loans.

On September 30, 2005, the allowance for loan and lease losses was $5.4 million, compared to $4.4 million on December 31, 2004. The ratio of the allowance to total loans was 0.78% on both September 30, 2005 and December 31, 2004. Non-performing assets to total assets was 0.06% on September 30, 2005, compared to 0.03% on December 31, 2004.

Deposits reached $581.1 million on September 30, 2005, an increase of $42.2 million, or 7.8%, from the $538.9 million reported on December 31, 2004. Certificates of deposit increased by $71.0 million, or 28.1%, from the $252.7 million reported at year-end 2004, while core deposits, which consist of checking, savings, and money market accounts, decreased $28.8 million, or 10.1%. The increase in certificates of deposit was the result of initiatives directed toward attracting funds with extended maturities in response to the current interest rate environment. Despite the decline in total core deposits during the nine-month period, checking accounts increased by $5.0 million or 8.9%. During the same period, Federal Home Loan Bank borrowings increased $50.0 million, or 23.6%, to $262.5 million on September 30, 2005.

Stockholders' equity totaled $97.8 million on September 30, 2005, a decrease of 6.0%, or $6.2 million, from $104.0 million on December 31, 2004. The decline was attributable to the repurchase of common stock in open market transactions to fund the Company's 2004 Restricted Stock Plan and the 5% stock repurchase program that was announced on January 26, 2005, as well as the effect of the net unrealized investment portfolio market value adjustment, offset by the net income for the period. During the third quarter, the Company completed the stock repurchase program originally announced in January, 2005 and commenced a new program to purchase up to an additional 5% of its outstanding common shares. Additionally, on September 28, 2005, the Company's Board of Directors declared a quarterly cash dividend of $0.05 per common share, which is payable on October 28, 2005 to stockholders of record on October 14, 2005.

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Net  interest  income  increased  $78,000,  or 1.3%,  for the three months ended
September 30, 2005, to $6.1 million, from $6.0 million for the same period last year. For the nine months ended September 30, 2005, net interest income increased 7.7%, to $18.5 million, from $17.2 million for the same period last year.

Other income increased $72,000, or 7.6%, for the three months ended September 30, 2005, to $1,024,000, from $952,000 for the same period last year. For the nine months ended September 30, 2005, other income increased 32.2%, to $2.9 million, from $2.2 million for the same period last year. The increase was primarily attributable to growth in commission income generated by Synergy
Financial Services, Inc. and an increase in income generated from bank-owned life insurance.

Other expenses increased $159,000, or 3.2%, for the three months ended September 30, 2005, to $5.1 million, from $4.9 million for the same period last year. For the nine months ended September 30, 2005, other expenses increased $1.4 million, or 10.2%, to $14.8 million, from $13.5 million for the same period last year. The increase was primarily attributable to salaries and benefits associated with the Company's growth strategy, which includes equity- based employee compensation plans, coupled with higher operating expenses associated with a larger branch network.

About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to individuals and small- to mid-size businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 19 branch offices located in Middlesex, Monmouth, Morris, and Union counties New Jersey.

Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward- looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward- looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward-looking statement that may be made by the Company from time to time.

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                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                        (In thousands, except share data)

                                                   September 30,  December 31,
                                                       2005          2004
                                                    (unaudited)    (audited)
    Assets:
    Cash and amounts due from banks                   $4,386         $4,687
    Interest-bearing deposits with banks               3,554          1,759
    Cash and cash equivalents                          7,940          6,446
    Investment securities available-for-sale,
     at fair value                                    93,485        134,360
    Investment securities held-to-maturity (fair
      value of $100,203 and $111,154, respectively)  101,155        110,584
    Federal Home Loan Bank of New York
     stock, at cost                                   13,123         10,771
    Loans receivable, net                            690,808        561,687
    Accrued interest receivable                        3,118          2,751
    Property and equipment, net                       17,752         16,814
    Cash surrender value of bank-owned life
     insurance                                        13,010         12,637
    Other assets                                       5,172          4,627
        Total assets                                $945,563       $860,677

    Liabilities:
    Deposits                                        $581,140       $538,916
    Federal Home Loan Bank advances                  262,450        212,414
    Advance payments by borrowers for taxes
     and insurance                                     2,140          1,702
    Accrued interest payable on advances                 780            385
    Dividend payable                                     623            498
    Other liabilities                                    599          2,720
        Total liabilities                            847,732        756,635

    Stockholders' equity:
    Preferred stock; $.10 par value, 5,000,000
     shares authorized; issued and outstanding
     - none                                                -              -
    Common stock; $.10 par value, 20,000,000 shares
     authorized; Issued - 12,466,903 in 2005 and
     12,452,011 in 2004 Outstanding - 11,453,266 in
     2005 and 12,064,968 in 2004                       1,247          1,245
    Additional paid-in-capital                        85,601         86,177
    Retained earnings                                 32,211         30,603
    Unearned ESOP shares                              (5,452)        (5,962)
    Unearned RSP compensation                         (2,784)        (3,391)
    Treasury stock held for the RSP, at cost;
     363,037 and 387,043 shares in 2005 and 2004,
     respectively                                     (4,042)        (4,343)
    Treasury stock, at cost; 650,600 and 0 shares
     in 2005 and 2004, respectively                   (7,916)             -
    Accumulated other comprehensive loss, net of
     taxes                                            (1,034)          (287)
        Total stockholders' equity                    97,831        104,042
    Total liabilities and stockholders' equity      $945,563       $860,677

                SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Income
                    (In thousands, except per share data)

                                   Three Months Ended      Nine Months Ended
                                       September 30,         September 30,
                                      2005      2004       2005       2004
                                  (unaudited)(unaudited)(unaudited)(unaudited)
    Interest income:
      Loans, including fees          $9,819    $7,278     $27,074    $20,647
      Investment securities           1,934     2,463       6,448      5,626
      Other                             156        42         391         88
        Total interest income        11,909     9,783      33,913     26,361
    Interest expense:
      Deposits                        3,292     2,329       9,025      6,615
      Borrowed funds                  2,517     1,432       6,347      2,538
        Total interest expense        5,809     3,761      15,372      9,153
        Net interest income before
         provision for loan losses    6,100     6,022      18,541     17,208
    Provision for loan losses           392       429       1,314      1,133
        Net interest income after
         provision for loan losses    5,708     5,593      17,227     16,075
    Other income:
      Service charges and other fees
       on deposit accounts              550       556       1,562      1,604
      Net gain (loss) on sale of
       investments                        8        38         (26)        38
      Commissions                       211       153         660        186
      Other                             255       205         665        336
        Total other income            1,024       952       2,861      2,164
    Other expenses:
      Salaries and employee benefits  2,784     2,687       8,261      7,180
      Premises and equipment            962       939       2,789      2,854
      Occupancy                         604       490       1,655      1,436
      Professional services             165       156         560        403
      Advertising                       269       241         723        603
      Other operating                   272       384         828        974
        Total other expenses          5,056     4,897      14,816     13,450
        Income before income tax
         expense                      1,676     1,648       5,272      4,789
    Income tax expense                  568       554       1,939      1,780
        Net income                   $1,108    $1,094      $3,333     $3,009
    Per share of common stock:
      Basic earnings per share        $0.10     $0.10       $0.30      $0.28
      Diluted earnings per share      $0.10     $0.09       $0.29      $0.27
      Basic weighted average shares
       outstanding                   10,711    11,496      10,993     10,886
      Diluted weighted average shares
       outstanding                   11,102    11,743      11,390     11,113